UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 10, 2015

Date of Report

(Date of earliest event reported)

Hudson Pacific Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34789	27-1430478
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11601 Wilshire Blvd., Sixth Floor Los Angeles, California		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 445-5700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Hudson Pacific Properties, Inc., a Maryland corporation (referred to herein as the “Company,” “we,” “our” and “us”), in connection with the matters described herein. References in this Current Report on Form 8-K to the “Operating Partnership” mean Hudson Pacific Properties, L.P., a Maryland limited partnership, of which we serve as the sole general partner.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 10, 2015, the Board of Directors (the “Board”) of the Company amended and restated the Company’s Amended and Restated Bylaws (the “Bylaws”). Article II, Section 7 of the Bylaws was amended to replace the current plurality vote standard for uncontested elections of directors with a majority vote standard. As a result, at each meeting of stockholders at which the election of directors is uncontested, a nominee will be elected as a director only if such nominee receives the affirmative vote of a majority of all the votes cast “for” and “against” the election of such nominee. Directors will continue to be elected by a plurality of the votes cast in contested elections. An election will be considered to be contested if the Company’s secretary has received notice that a stockholder has nominated or proposes to nominate one or more persons for election as a director, which notice complies or purports to comply with the requirements for advance notice of stockholder nominations set forth in the Bylaws, and the nomination or proposed nomination has not been withdrawn at least 14 days prior to the date that the Company’s proxy statement with respect to the meeting at which such nomination or proposed nomination would be made is first released to stockholders and would thereby cause the number of nominees and proposed nominees to exceed the number of directors to be elected at the meeting, irrespective of whether such notice complies with the requirements for advance notice of stockholder nominations set forth in the Bylaws or such nomination or proposed nomination is thereafter withdrawn by such stockholder.

The foregoing summary of the changes to the Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, as amended and restated, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01 Other Events.

Corporate Governance Guidelines

On January 10, 2015, in connection with the amendment and restatement of the Bylaws disclosed in Item 5.03 of this this Current Report on Form 8-K, the Company also amended its Corporate Governance Guidelines (the “Guidelines”) to provide that, if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly offer to tender his or her resignation as a director, subject to acceptance by the Board. The Nominating and Corporate Governance Committee (the “Committee”) must make a recommendation to the Board as to whether to accept or reject such offer to resign, or whether other action should be taken with respect to such offer to resign. The Committee and the Board may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such offer to resign. The Board must publicly disclose within 90 days of certification of the stockholder vote its decision and rationale regarding whether to accept, reject or take other action with respect to such offer in a press release, a periodic or current report filed with the Securities and Exchange Commission or by other public announcement. If any director’s offer to resign is not accepted by the Board, such director will continue to serve until the end of such director’s term as a director and until his or her successor is elected and qualifies or his or her earlier death, retirement, resignation or removal. If any director’s offer to resign is accepted by the Board, then such director will thereupon cease to be a director of the Company, and the Board, in its sole discretion, may fill the resulting vacancy or may decrease the size of the Board pursuant to the provisions of Bylaws.

The foregoing summary of the changes to the Guidelines does not purport to be complete. The full text of the Guidelines, as amended, is available in the “Investor Relations—Corporate Governance” section of the Company’s website at http://www.hudsonpacificproperties.com. The information on the Company’s website is not incorporated herein by reference.

Target Property Acquisition

On December 6, 2014, the Company entered into an asset purchase agreement (the “Purchase Agreement”), by and among the Company, the Operating Partnership and certain affiliates of The Blackstone Group L.P. (collectively, the “Seller Parties”), pursuant to which the Operating Partnership and/or other subsidiaries of the Company will acquire a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels in the San Francisco Peninsula and Silicon Valley (the “Target Properties”) from the Seller Parties in exchange for a combination of cash and equity consideration. Pursuant to the terms of the Purchase Agreement, in consideration for the purchase and sale of the Target Properties, the Operating Partnership will deliver to the Seller Parties a cash payment of $1.75 billion and equity consideration consisting of an aggregate amount of up to 63,474,791 shares of common stock of the Company and common units of limited partnership interest in the Operating Partnership, subject in each case to certain adjustments. The Target Properties are referred to collectively herein as the Target Portfolio.

The acquisition of the Target Portfolio is subject to customary closing requirements and conditions. There can be no assurance that the acquisition will close, or if it does, when the closing will occur.

Information about the Target Properties

The Target Properties represent a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels totaling approximately 40 acres located in the San Francisco Peninsula and Silicon Valley areas. As of September 30, 2014, the Target Properties were approximately 85.4% leased (giving effect to leases signed but not commenced as of that date) and 81.6% occupied.

Comparison of the nine months ended September 30, 2014 to the nine months ended September 30, 2013

Revenue

Rental Revenue. Rental revenue includes rents from the office properties in the Target Portfolio and percentage rent on retail space contained within those properties. Total rental revenue decreased $3.7 million, or 2.1%, to $168.9 million for the nine months ended September 30, 2014 compared to $172.6 million for the nine months ended September 30, 2013. The decrease in rental revenue was the result of a decrease in average occupancy of 350 basis points to 83.2% for the nine months ended September 30, 2014 as compared to 86.7% for the nine months ended September 30, 2013. Average in-place rents increased $0.46 per square foot or 2%.

Tenant Reimbursements. Tenant reimbursements increased $1.9 million, or 7.5%, to $27.4 million for the nine months ended September 30, 2014 compared to $25.5 million for the nine months ended September 30, 2013. The increase in tenant reimbursements was primarily the result of an increase in operating expenses across the Target Portfolio.

Other Property Income. Other property income includes lease termination fees, parking revenues, and other ancillary property income. Other property income increased $7.9 million, or 151.9%, to $13.1 million for the nine months ended September 30, 2014 compared to $5.2 million for the nine months ended September 30, 2013. The increase in other property income is primarily the result of an increase in lease termination fees of $10.2 million, or 566.7%, to $12.0 million for the nine months ended September 30, 2014 compared to $1.8 million for the nine months ended September 30, 2013. During the nine months ended September 30, 2014, a $9.5 million lease termination fee was received from a tenant at the Patrick Henry Drive property.

The increase in lease termination fees is partially offset by a decrease in other ancillary property revenues of $2.4 million, or 70.6%, to $1.0 million for the nine months ended September 30, 2014 compared to $3.4 million for the nine months ended September 30, 2013. During the nine months ended September 30, 2013, a $2.4 million restoration fee to refurbish a tenant space to the agreed-upon terms per the lease was received from a tenant vacating the Metro Center Tower property.

Certain Expenses

Property Operating Expenses. Total property operating expenses consist of property operating expenses, repairs and maintenance, and insurance. Property operating expenses increased $3.8 million, or 7.9%, to $51.6 million for the nine months ended September 30, 2014 compared to $47.8 million for the nine months ended September 30, 2013. The increase in property operating expenses is primarily the result of an increase in repairs and maintenance expense for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013.

Real Estate Taxes. Real estate taxes remained relatively flat for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013.

Ground Rent. Ground rent decreased $0.4 million or 3.5%, to $11.1 million for the nine months ended September 30, 2014 compared to $11.5 million for the nine months ended September 30, 2013. The decrease in ground rent expense is primarily the result of a decrease in ground rent expense at the Foothill Research property. Ground rent at the Foothill Research property, a component of which is based on a percentage of rental revenues earned at the property, decreased $1.0 million, or 53.4%, for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013. The decrease in ground rent at Foothill Research was the result of decreased rental revenues at the property due to the early termination in August 2013 of a tenant occupying 115,000 square feet of the building.

Comparison of the year ended December 31, 2013 to the year ended December 31, 2012

Revenue

Rental Revenue. Rental revenue includes rents from the office properties in the Target Portfolio and percentage rent on retail space contained within those properties. Total rental revenue increased $18.3 million, or 8.6%, to $230.4 million for the twelve months ended December 31, 2013 compared to $212.1 million for the twelve months ended December 31, 2012. The increase in rental revenue was the result of an increase in average occupancy of 260 basis points to 86.1% for the twelve months ended December 31, 2013 as compared to 83.5% for the twelve months ended December 31, 2012. Average in-place rents increased $1.64 per square foot or 5%.

Tenant Reimbursements. Tenant reimbursements increased $4.8 million, or 16.2%, to $34.5 million for the twelve months ended December 31, 2013 compared to $29.7 million for the twelve months ended December 31, 2012. The increase in tenant reimbursements was primarily the result of an increase in operating expenses and an increase in average occupancy across the Target Portfolio.

Other Property Income. Other property income includes lease termination fees, parking revenues, and other ancillary property income. Other property income increased $2.8 million, or 100%, to $5.6 million for the twelve months ended December 31, 2013 compared to $2.8 million for the twelve months ended December 31, 2012. The increase in other property income is primarily the result of an increase in lease termination fees and other ancillary property revenues. Lease termination fees increased $1.6 million, or 800.0%, to $1.8 million for the twelve months ended December 31, 2013 compared to $0.2 million for the twelve months ended December 31, 2012. During the twelve months ended December 31, 2013, a $1.7 million lease termination fee was received from a tenant at the Foothill Research property.

Other ancillary property revenues increased $1.2 million, or 48.0%, to $3.7 million for the twelve months ended December 31, 2013 compared to $2.5 million for the twelve months ended December 31, 2012. During the twelve months ended December 31, 2013 a $2.4 million restoration fee to refurbish a tenant space to the agreed-upon terms per the lease was received from a tenant vacating the Metro Center Tower property.

Certain Expenses

Property Operating Expenses. Total property operating expenses consist of property operating expenses, repairs and maintenance and insurance. Property operating expenses remained relatively flat for the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012.

Real Estate Taxes. Real estate taxes increased $1.7 million, or 7.4%, to $24.8 million for the twelve months ended December 31, 2013 compared to $23.1 million for the twelve months ended December 31, 2012. The increase in real estate taxes is primarily due to an increase in the assessed values of the properties across the Target Portfolio. Subsequent to the market downturn in 2008, reductions in the assessed value of the properties (Prop 8 reductions) were obtained for the majority of the Target Portfolio. By tax year 2013, the market had recovered and the majority of the assessed property valuations reverted back to the assessed values that had been in place prior to the market downturn.

Ground Rent. Ground rent increased $2.0 million, or 14.8%, to $15.5 million for the twelve months ended December 31, 2013 compared to $13.5 million for the twelve months ended December 31, 2012. The increase in ground rent expense is primarily the result of an increase in ground rent expense at the Foothill Research property of $1.2 million, or 85.7%, to $2.6 million for the twelve months ended December 31, 2013 compared to $1.4 million for the twelve months ended December 31, 2012. Supplemental annual ground rent payments at the Foothill Research property commenced in July 2012. The supplemental annual ground rent payments are based on a percentage of rental revenues earned at the property. Prior to July 2012, ground rent payments at Foothill Research were based on a fixed amount.

Comparison of the year ended December 31, 2012 to the year ended December 31, 2011

Revenue

Rental Revenue. Rental revenue includes rents from the office properties in the Target Portfolio and percentage rent on retail space contained within those properties. Total rental revenue decreased $10.3 million, or 4.6%, to $212.1 million for the twelve months ended December 31, 2012 compared to $222.4 million for the twelve months ended December 31, 2011. The decrease in rental revenue was the result of a decrease in the average in-place rent of the Target Portfolio of $2.31 per square foot or 7%. The decrease in the in-place rental rate was driven by the December 31, 2011 lease expiration of a tenant that occupied 100% of the 3400 Hillview property. In-place rental rates for this tenant were significantly higher than the average in-place rental rates for the Target Portfolio. This decrease was partially offset by an increase in average occupancy of 200 basis points to 83.5% for the twelve months ended December 31, 2012 as compared to 81.5% for the twelve months ended December 31, 2011.

Tenant Reimbursements. Tenant reimbursements remained relatively flat for the twelve months ended December 31, 2012 as compared to the twelve months ended December 31, 2011.

Other Property Income. Other property income includes lease termination fees, parking revenues, and other ancillary property income. Other property income decreased $0.8 million, or 22.2%, to $2.8 million for the twelve months ended December 31, 2012 compared to $3.6 million for the twelve months ended December 31, 2011. The decrease in other property income is primarily the result of a decrease in other ancillary property revenues of $0.9 million, or 26.5%, to $2.5 million for the twelve months ended December 31, 2012 compared to $3.4 million for the twelve months ended December 31, 2011. During the twelve months ended December 31, 2011, a $1.1 million restoration fee was received from a tenant at the Concourse property and a $0.8 million restoration fee was received from a tenant at the 3400 Hillview property.

Certain Expenses

Property Operating Expenses. Total property operating expenses consist of property operating expenses, repairs and maintenance, and insurance. Property operating expenses increased $3.0 million, or 4.8%, to $65.8 million for the twelve months ended December 31, 2012 compared to $62.8 million for the twelve months ended December 31, 2011. The increase in property operating expense is primarily the result of an increase in repairs and maintenance expense for the twelve months ended December 31, 2012 as compared to the twelve months ended December 31, 2011.

Real Estate Taxes. Real estate taxes increased $0.6 million, or 2.7%, to $23.1 million for the twelve months ended December 31, 2012 compared to $22.5 million for the twelve months ended December 31, 2011. The increase in real estate taxes is primarily due to an increase in the assessed values of the properties across the Target Portfolio. Subsequent to the market downturn in 2008, reductions in the assessed value of the properties (Prop 8 reductions) were obtained for the majority of the Target Portfolio. Beginning with tax year 2012, the assessed value of the properties began to increase as the market recovered.

Ground Rent. Ground rent increased $1.4 million, or 11.6%, to $13.5 million for the twelve months ended December 31, 2012 compared to $12.1 million for the twelve months ended December 31, 2011. The increase in ground rent expense is primarily the result of an increase in ground rent expense at the Foothill Research property of $0.9 million, or 180.0%, to $1.4 million for the twelve months ended December 31, 2012 compared to $0.5 million for the twelve months ended December 31, 2011. Supplemental annual ground rent payments at the Foothill Research property commenced in July 2012. The supplemental annual ground rent payments are based on a percentage of rental revenues earned at the property. Prior to July 2012, ground rent payments at Foothill Research were based on a fixed amount.

The Target Portfolio

The Target Portfolio consists of 26 office properties comprising an aggregate of approximately 8.2 million square feet. As of September 30, 2014, the properties were approximately 85.4% leased (giving effect to leases signed but not commenced as of that date). All the properties are located in Northern California. As of September 30, 2014, the weighted average remaining lease term for the properties was 36 months.

The following table sets forth certain information relating to each of the properties as of September 30, 2014.

Property	Submarket	Year Built/ Renovated	Square Feet(1)	Percent Leased(2)	Percent Occupied(3)	Annualized Base Rent(4)	Annualized Base Rent Per Occupied Square Foot(5)
OFFICE PROPERTIES
Bayhill Office Center	Peninsula	1982/1987	554,328	92.3%	73.1%	$12,376,740	$30.54
One Bay Plaza	Peninsula	1979	195,739	80.9%	78.9%	4,318,317	27.96
Bay Park Plaza	Peninsula	1985/1998	260,183	84.5%	84.5%	6,605,641	30.06
Metro Center Tower(6)	Peninsula	1985-1988	730,215	58.9%	51.7%	15,700,834	41.59
Peninsula Office Park	Peninsula	1971/1998	510,456	80.0%	80.0%	15,009,285	36.73
Shorebreeze I & II	Redwood Shores	1985-1986	230,932	83.8%	80.0%	7,124,154	38.58
333 Twin Dolphin Plaza	Redwood Shores	1985	182,789	86.6%	86.6%	5,977,976	37.75
555 Twin Dolphin Plaza	Redwood Shores	1989	198,936	87.2%	85.1%	6,863,709	40.56
Towers at Shore Center	Redwood Shores	2002	334,483	96.0%	96.0%	25,371,950	79.03
Skyway Landing	Redwood Shores	2000	247,173	92.9%	92.9%	7,649,247	33.31
2180 Sand Hill Road	Palo Alto	1976	45,613	65.0%	65.0%	2,222,680	74.97
Embarcadero Place	Palo Alto	1984	197,241	86.6%	86.6%	3,998,592	23.40
Palo Alto Square(7)	Palo Alto	1971/1985	328,251	96.4%	95.6%	17,091,519	54.44
Clocktower Square(8)	Palo Alto	1967/1983	100,344	100.0%	100.0%	5,092,703	50.75
Page Mill Center(9)	Palo Alto	1972	176,245	62.8%	62.8%	6,945,859	62.78
Lockheed(10)	Palo Alto	1991	46,759	100.0%	100.0%	1,603,136	34.29
3400 Hillview(11)	Palo Alto	1991	207,857	100.0%	100.0%	12,203,284	58.71
Foothill Research Center(12)	Palo Alto	1991	195,366	50.9%	40.6%	3,817,287	48.09
Campus Center	Silicon Valley	2001/2007-08	471,580	100.0%	100.0%	14,147,400	30.00
Techmart Commerce Ctr(13)	Silicon Valley	1987	284,440	73.2%	71.8%	6,582,610	32.22
Patrick Henry Drive	Silicon Valley	1981	68,987	0.0%	0.0%	—	—
Gateway	San Jose Airport	1981-84,1998	608,626	85.9%	84.5%	13,267,338	25.81
Metro Plaza	San Jose Airport	1986-1987	456,921	85.9%	85.9%	10,314,168	26.28
1740 Technology	San Jose Airport	1986/1994	206,876	98.4%	98.4%	5,696,904	27.97
Concourse	San Jose Airport	1980/2000	944,386	95.9%	85.6%	20,509,825	25.36
Skyport Plaza	San Jose Airport	2001	418,086	99.1%	99.1%	9,665,745	23.33

Portfolio Total/Weighted Average:			8,202,812	85.4%	81.6%	$240,156,903	$35.86

LAND
Skyport Land	San Jose Airport	—	350,000
Campus Center Land	Silicon Valley	—	750,000

Total Land Assets:			1,100,000

Total:			9,302,812

(1)	Square footage for office properties has been determined by management based upon estimated leasable square feet, which may be less or more than the Building Owners and Managers Association, or BOMA, rentable area. Square footage may change over time due to remeasurement, releasing, acquisition, or development. Square footage for land assets represents the Seller Parties’ estimate of developable square feet, the majority of which remains subject to entitlement approvals that have not yet been obtained.
(2)	Percent leased for office properties is calculated as (i) square footage under commenced and uncommenced leases as of September 30, 2014, divided by (ii) total square feet, expressed as a percentage.
(3)	Percent occupied for office properties is calculated as (i) square footage under commenced leases as of September 30, 2014, divided by (ii) total square feet, expressed as a percentage.
(4)	Rent data for the office properties is presented on an annualized basis. Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) under commenced leases as of September 30, 2014 by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(5)	Annualized base rent per occupied square foot for the office properties is calculated as (i) annualized base rent divided by (ii) square footage under commenced leases as of September 30, 2014.
(6)	This property is subject to ground leases that expire April 29, 2054, each subject to four 11-year extension options.
(7)	This property is subject to a ground lease that expires November 30, 2045.
(8)	This property is subject to a ground lease that expires September 26, 2056.
(9)	This property is subject to a ground lease that expires November 30, 2041.

(10)	This property is subject to a ground lease that expires July 31, 2040.
(11)	This property is subject to a ground lease that expires October 31, 2040.
(12)	This property is subject to a ground lease that expires June 30, 2039.
(13)	This property is subject to a ground lease that expires May 3, 2053, with two 10 year extension options.

Tenant Diversification of the Target Portfolio

The properties in the Target Portfolio are currently leased to a variety of companies. The following table sets forth information regarding the 15 largest tenants in the Target Portfolio based on annualized base rent as of September 30, 2014.

Tenant	Property	Lease Expiration	Total Occupied Square Feet	Percentage of Portfolio Square Feet	Annualized Base Rent(1)	Percentage of Portfolio Annualized Base Rent
Weil, Gotshal & Manges LLP(2)	Towers at Shore Center	August 31, 2016	101,751	1.2%	$15,640,035	6.5%
Cisco Systems, Inc.(3)	Campus Center	December 31, 2019	471,580	5.7%	14,147,400	5.9%
Google, Inc.(4)	3400 Hillview	November 30, 2021	207,857	2.5%	12,203,284	5.1%
Qualcomm Atheros	Skyport Plaza	July 31, 2017	365,038	4.5%	8,434,526	3.5%
NetSuite Inc.	Peninsula Office Park	August 31, 2019	119,262	1.5%	5,008,456	2.1%
Morgan, Lewis & Bockius LLP	Palo Alto Square	February 28, 2017	54,728	0.7%	3,899,988	1.6%
Stanford Hospital and Clinics	Page Mill Center	June 30, 2019	63,201	0.8%	3,792,060	1.6%
Robert Bosch Healthcare System(5)	Various	Various	88,171	1.1%	3,474,948	1.4%
HQ Global Workplaces LLC(6)	Various	Various	96,649	1.2%	3,171,675	1.3%
Invensense, Inc.(7)	Concourse	December 31, 2019	131,331	1.6%	2,669,642	1.1%
Cooley LLP(8)	Palo Alto Square	Various	66,791	0.8%	2,582,541	1.1%
Virgin America, Inc.(9)	Bay Park Plaza	Various	85,811	1.0%	2,510,864	1.0%
Wells Fargo Bank, N.A.(3)(10)	Various	Various	58,057	0.7%	2,081,881	0.9%
Quinstreet, Inc.	Metro Center Tower	October 31, 2018	63,998	0.8%	2,265,529	0.9%
Oracle America, Inc.	Bayhill Office Center	May 31, 2018	73,421	0.9%	2,060,911	0.9%

Total			2,047,646	24.9%	$83,943,740	35.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) under commenced leases as of September 30, 2014 (ii) by 12. Annualized base rent does not reflect tenant reimbursements.
(2)	Subsequent to September 30, 2014, Weil, Gotshal & Manges LLP executed a lease renewal to extend the term of their lease to August 31, 2026 with respect to 76,278 square feet with a starting base rent of $65.00 per square foot.
(3)	Cisco Systems, Inc. and Wells Fargo Bank, N.A. leases are subject to early termination prior to expiration at the option of the tenant, subject to tenants paying a termination fee.
(4)	Subsequent to September 30, 2014, Google, Inc. executed a lease for an additional 97,872 square feet at Foothill Research Center commencing on March 1, 2015 and expiring on February 28, 2025.
(5)	Robert Bosch Healthcare System expirations by property and square footage: (i) 6,675 square feet at Embarcadero Place expiring on December 31, 2014; (ii) 24,949 square feet at Embarcadero Place expiring on December 31, 2016; (iii) 56,547 square feet at Foothill Research Center expiring on December 31, 2017.
(6)	HQ Global Workplaces LLC expirations by property and square footage: (i) 27,369 square feet at Techmart Commerce Center expiring April 30, 2015; (ii) 44,957 square feet at Gateway expiring on November 30, 2016; (iii) 24,323 square feet at Bayhill Office Center expiring on July 31, 2019.
(7)	Invensense, Inc. executed a lease for an additional 29,357 square feet commencing on November 1, 2014 and expiring on December 31, 2019.
(8)	Cooley LLP expirations by square footage: (i) 13,040 square feet expiring on September 30, 2014; (ii) 53,751 square feet expiring on January 31, 2015.
(9)	Virgin America, Inc. expirations by square footage: (i) 4,053 square feet expiring on January 31, 2015; (ii) 81,758 square feet expiring on October 7, 2017.
(10)	Wells Fargo Bank, N.A. expiration by property and square footage: (i) 5,153 square feet at Palo Alto Square expiring on June 30, 2017; (ii) 5,543 square feet at 555 Twin Dolphin Plaza expiring on October 31, 2017; (iii) 7,104 square feet at Metro Center Tower expiring on July 31, 2020; (iv) 40,257 square feet at Skyway Landing expiring on November 30, 2020.

Uncommenced Leases

As of September 30, 2014, 21 leases have been signed with respect to properties in the Target Portfolio that have not yet commenced. The following table sets forth data for these 21 uncommenced leases.

Tenant(1)	Lease Commencement	Lease Expiration	Total Leased Square Feet	Percentage of Portfolio Square Feet	Annualized Base Rent(2)
Wal-Mart Stores, Inc.	2/1/2015	1/31/2025	106,099	1.3%	$2,419,057
Conviva Inc.	1/1/2015	6/30/2020	34,764	0.4%	1,304,121
Invensense, Inc.	11/1/2014	12/31/2019	29,357	0.4%	810,253
Globallogic Inc.	10/1/2014	9/30/2021	28,930	0.4%	815,826
Aerotek, Inc.	10/1/2014	12/31/2019	24,958	0.3%	763,103
Jefferies LLC	12/1/2014	4/30/2022	14,562	0.2%	961,092
Infosys Limited	12/1/2014	2/29/2020	12,364	0.2%	771,514
Other	Various	Various	57,279	0.7%	2,479,059

Total			308,313	3.8%	$10,324,025

(1)	The tenants listed in the above table are not subject to any early termination options or renewal options.
(2)	For uncommenced leases, annualized base rent is calculated by multiplying (i) the first full month of contractual rents to be received under the applicable lease (defined as cash base rents (before abatements)), by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Lease Distribution of the Target Portfolio

The following table sets forth information relating to the distribution of leases in the Target Portfolio, based on net rentable square feet under lease as of September 30, 2014.

Square Feet Under Lease	Number of Leases	Percentage of All Leases	Total Leased Square Feet	Percentage of Portfolio Leased Square Feet	Annualized Base Rent(1)	Percentage of Portfolio Annualized Base Rent
2,500 or less	187	27.0%	295,578	4.2%	$9,269,370	3.7%
2,501-10,000	310	44.7%	1,583,047	22.6%	53,390,703	21.3%
10,001-20,000	86	12.4%	1,229,478	17.6%	42,480,945	17.0%
20,001-40,000	44	6.3%	1,165,597	16.6%	43,274,860	17.3%
40,001-100,000	19	2.7%	1,068,792	15.3%	38,385,430	15.3%
Greater than 100,000	8	1.2%	1,277,557	18.2%	53,094,888	21.2%
Building management use	18	2.6%	76,796	1.1%	260,707	0.1%
Uncommenced leases	21	3.0%	308,313	4.4%	10,324,025	4.1%

Portfolio Total:	693	100.0%	7,005,158	100.0%	$250,480,928	100.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)), including uncommenced leases, as of September 30, 2014 by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Lease Expirations of the Target Portfolio

The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2014 plus available space, for the fourth quarter of 2014 and for each of the ten full calendar years beginning January 1, 2015 at the properties in the Target Portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options.

Year of Lease Expiration(1)	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
Vacant	1,197,654	14.6%	$—	0.0%	$—
2014	268,089	3.3%	7,973,749	3.2%	29.74
2015	1,012,046	12.5%	35,802,185	14.3%	35.38
2016	1,250,307	15.2%	51,658,775	20.6%	41.32
2017	1,488,675	18.1%	48,282,871	19.3%	32.43
2018	819,885	10.0%	28,810,725	11.5%	35.14
2019	572,877	7.0%	23,737,034	9.5%	41.43
2020	820,920	10.0%	24,178,173	9.7%	29.45
2021	256,998	3.1%	13,813,245	5.5%	53.75
2022	19,385	0.2%	1,197,993	0.5%	61.80
2023	51,004	0.6%	1,602,147	0.6%	31.41
2024	59,863	0.7%	2,839,299	1.1%	47.43
Thereafter	—	0.0%	—	0.0%	—
Building management use(3)	76,796	0.9%	260,707	0.1%	3.39
Signed Leases not commenced	308,313	3.8%	10,324,025	4.1%	33.49

Portfolio Total/Weighted Average:	8,202,812	100.0%	$250,480,928	100.0%	$35.76

(1)	Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)), including uncommenced leases, as of September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(3)	Annualized base rent per square foot relates to a healthclub at the Skyport Plaza property.

Description of Certain Target Properties

Palo Alto Square, Palo Alto, CA

Palo Alto Square is a six-building, multi-use project located in Palo Alto, California. The property, built in 1971, features two 10-story, Class A office towers, two two-story, Class A office buildings, and two single-story buildings. In total, the project contains 328,251 net rentable square feet situated on approximately 15 acres with approximately 1,050 parking spaces. The property is located near the intersection of Page Mill Road and El Camino Real, a location that is considered “ground zero” for the Palo Alto office market. It has attracted many high-quality tenants including Morgan Lewis Bockius LLP, Cooley LLP, Mayer Brown LLP, White & Case LLP, Nixon Peabody, Kaye Scholer, Rutan & Tucker, Robert Half, MAP Royalty, Wells Fargo Bank, Silicon Valley Bank, Navigant, and CBRE.

The project is easily accessed by Highways 101 and 280, the primary north-south transportation arteries, and is close to the California Street CalTrain stop. In addition, it is within walking distance of many retail and food services along El Camino Real and the California Street downtown area.

Palo Alto Square is subject to a ground lease. The fee interest is owned by The Board of Trustees of the Leland Stanford Junior University (“Stanford”). CA-Palo Alto Square Limited Partnership (“CA-Palo Alto”) is the ground lessee under an Amended and Restated Ground Lease by and between Stanford, as ground lessor, and CA-Palo Alto dated as of January 1, 2011 (the “Ground Lease”). The current expiration date of the Ground Lease is November 30, 2045. CA-Palo Alto has no contractual right to extend the term of the Ground Lease. Annual base rent in the amount of $1,500,000 is payable through December 31, 2021, and adjusted thereafter pursuant to the Ground Lease. In addition, CA-Palo Alto pays annual percentage rent based on adjusted gross income as set forth in the Ground Lease. Stanford has a right of first offer on transfers of the Ground Lease, as well as consent right over transfers of the Ground Lease, including any sublease by CA-Palo Alto to tenants exceeding 20,000 square feet of rentable area.

As of September 30, 2014, Palo Alto Square was approximately 96.4% leased to 36 tenants operating in various industries.

Palo Alto Square Primary Tenants

The following table summarizes information regarding the primary tenants of Palo Alto Square as of September 30, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Morgan, Lewis & Bockius LLP	Legal	February 2017	54,728	16.7%	$3,899,988	$71.26	22.8%
Cooley LLP(3)	Legal	September 2014/January 2015	66,791	20.3%	2,582,541	38.67	15.1%
Map Royalty, Inc.	Financial Services	September 2019	26,285	8.0%	1,872,823	71.25	11.0%

(1)	The tenants listed in the above table are not subject to any early termination options or renewal options.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(3)	Cooley LLP expirations by square footage: (i) 13,040 square feet expiring on September 30, 2014; (ii) 53,751 square feet expiring on January 31, 2015.

Palo Alto Square Lease Expirations

The following table sets forth the lease expirations for leases in place at Palo Alto Square as of September 30, 2014, plus available space, for the fourth quarter of 2014 and for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of September 30, 2014, the weighted average remaining lease term for this property was 24 months without giving effect to uncommenced leases.

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	11,874	3.6%	$—	0.0%	$—
2014	4	18,245	5.6%	670,763	3.9%	36.76
2015	9	119,178	36.4%	5,412,040	31.4%	45.41
2016	6	41,742	12.7%	1,459,152	8.4%	34.96
2017	6	91,797	28.0%	6,481,563	37.5%	70.61
2018	—	—	0.0%	—	0.0%	—
2019	2	29,679	9.0%	2,111,049	12.2%	71.13
2020	—	—	0.0%	—	0.0%	—
2021	—	—	0.0%	—	0.0%	—
2022	—	—	0.0%	—	0.0%	—
2023	—	—	0.0%	—	0.0%	—
2024	1	13,291	4.0%	956,952	5.5%	72.00
Thereafter	—	—	0.0%	—	0.0%	—
Building Management Use	—	—	0.0%	—	0.0%	—
Signed Leases not commenced	1	2,445	0.7%	183,375	1.1%	75.00

Portfolio Total/Weighted Average:	29	328,251	100%	$17,274,894	100.0%	$54.60

(1)	Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Palo Alto Square Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Palo Alto Square as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
September 30, 2014	96.4%	$54.44	$50.97
December 31, 2013	100.0%	52.82	50.61
December 31, 2012	100.0%	51.71	50.76
December 31, 2011	95.3%	49.28	54.92
December 31, 2010	88.8%	48.21	49.18
December 31, 2009	97.6%	46.47	48.06

(1)	Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Palo Alto Square consists of one real estate tax parcel located in Santa Clara County, and one personal property account. Fiscal year 2014 real estate taxes are $313,524, based upon an assessed value of $26.5 million. The fiscal year 2014 real estate tax rate is $1.18304 per $1,000 of assessed value. Direct assessments are $13,150. Personal property taxes are $74, based upon an assessment of $6,346 and a tax rate of $1.1803 per $1,000 of assessed value. Total 2014 fiscal tax expenses are $326,750.

Metro Center Tower, Foster City, CA

Metro Center Tower is a four-building, multi-use project located in Foster City, California. The property, built in phases between 1985 and 1988, features a 21-story, steel-framed Class A office tower (Metro Center Tower), two four-story, steel-framed, Class A office buildings, and a large neighborhood retail center. In total, the project contains 730,215 net rentable square feet situated on approximately 20 acres with approximately 2,550 parking spaces. The property is located near the intersection of two major freeways, Highway 101, a major north-south artery, and Highway 92, a key east-west thoroughfare at the geographic center of San Mateo County, a location that has attracted many diverse, high-quality tenants including Metropolitan Life, Jefferies LLC, Wells Fargo Bank, Applied Underwriters, QuinStreet, Scale Ventures, Public Company Accounting Oversight Board, SciClone Pharmaceuticals, and CBRE.

The project was the former headquarters of Sony Computer Entertainment, with a lease for approximately 44% of the project, until June, 2013. After Sony’s vacating of the project, ownership undertook a significant repositioning of the assets, particularly 919 E. Hillsdale and 989 E. Hillsdale.

Metro Center Tower is subject to a ground lease. Metro Center consists of a 21 story tower (950 Tower Lane) (the “Tower”), two four story office buildings (919 and 989 East Hillsdale Blvd) (the “919 Building” and the “989 Building”), and a retail center (923-985 East Hillsdale Blvd) (the “Retail Center”). The office components total 692,091 square feet, and the retail component totals 38,124 square feet. The Tower, 989 Building, and Retail Center are located on land that is owned in fee by Metro TCE LLC (“Ground Lessor”). Ground Lessor is party to three ground leases—one for each of the Tower, 989 Building, and Retail Center—with CA-Metro Center Limited Partnership (“Ground Tenant”), each lease is dated as of April 30, 1998 (the “Ground Leases”). The Ground Leases each have a term ending April 29, 2054. Ground Tenant has the option to extend each of the Ground Leases for four additional periods of eleven years each. Ground Tenant pays annual rent, subject to adjustment as set forth in the Ground Leases. Ground Tenant has an option to purchase the fee interest under each of the Ground Leases during the first 6 months of the 31st lease year, and every 15th lease year thereafter (including option terms). Ground Tenant also has a right of first offer over any sales of the fee interest. Ground Tenant is also the fee owner of the land on which the 919 Building is located.

As of September 30, 2014, Metro Center Tower was approximately 58.9% leased to 54 tenants operating in various industries.

Metro Center Tower Primary Tenants

The following table summarizes information regarding the primary tenants of Metro Center Tower as of September 30, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Quinstreet, Inc.	Business Services	October 2018	63,998	8.8%	$2,265,529	$35.40	14.4%

(1)	Tenant listed in the above table is not subject to any early termination options or renewal options.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12.

Metro Center Tower Lease Expirations

The following table sets forth the lease expirations for leases in place at Metro Center Tower as of September 30, 2014, plus available space, for the fourth quarter of 2014 and for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of September 30, 2014, the weighted average remaining lease term for this property was 42 months without giving effect to uncommenced leases.

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	299,769	41.1%	$—	0.0%	$—
2014	4	41,625	5.7%	1,526,742	8.4%	36.68
2015	8	41,888	5.7%	1,529,205	8.4%	36.51
2016	8	36,441	5.0%	1,667,170	9.2%	45.75
2017	7	54,261	7.4%	2,206,669	12.2%	40.67
2018	9	102,504	13.9%	3,961,377	21.8%	38.65
2019	4	16,740	2.3%	734,693	4.1%	43.89
2020	2	29,700	4.1%	1,587,803	8.8%	53.46
2021	1	1,439	0.2%	51,804	0.3%	36.00
2022	1	19,385	2.7%	1,197,993	6.6%	61.80
2023	1	4,331	0.6%	155,916	0.9%	36.00
2024	2	24,289	3.3%	1,081,462	6.0%	44.52
Thereafter	—	—	0.0%	—	0.0%	—
Building Management Use	3	4,900	0.7%	—	0.0%	—
Signed Leases not commenced	4	52,943	7.3%	2,406,939	13.3%	45.46

Portfolio Total/Weighted Average:	54	730,215	100%	$18,107,773	100.0%	$42.07

(1)	Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12.

Metro Center Tower Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Metro Center Tower as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
September 30, 2014	58.9%	$41.59	$39.92
December 31, 2013	51.5%	40.29	38.14
December 31, 2012	94.2%	36.20	34.05
December 31, 2011	94.3%	33.93	34.71
December 31, 2010	94.2%	33.72	30.82
December 31, 2009	86.4%	33.31	37.38

(1)	Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Metro Center Tower consists of five real estate tax parcels located in San Mateo County. Fiscal year 2014 real estate taxes are $2.3 million, based upon assessed value of $209.9 million. The fiscal year 2014 real estate tax rate is $1.1053 per $1,000 of assessed value. Direct assessments are $1,845. Total 2014 fiscal year tax expenses are $2.3 million.

Concourse, San Jose, CA

Concourse consists of six, five to eight-story, steel-framed Class A office buildings in a campus style setting including a retail site and a four story parking garage. The property, built in 1980 and renovated in 2000, contains approximately 944,386 rentable square feet situated on a 31.38 acre lot with approximately 2,550 parking spaces.

Concourse is adjacent to the Norman Y. Mineta San Jose International Airport, and is approximately two miles north of downtown San Jose. The property offers easy access to Highways 101, 880, 87 and 280 and public transportation including Caltrain, which offers convenient access to the Peninsula and San Francisco. Concourse is within walking distance to numerous restaurants, hotels and other retail amenities making it highly desirable to tenants looking for urban conveniences in a suburban location. Concourse has attracted many high-quality tenants including New York Life Insurance Company, Comerica Bank, Westinghouse Electric Company, Hensel Phelps, Invensense, HGST, the TSA and NTT America.

As of September 30, 2014, Concourse was approximately 95.9% leased to 102 tenants operating in various industries.

Concourse Primary Tenants

The following table summarizes information regarding the primary tenants of Concourse as of September 30, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Invensense, Inc.(3)	Manufacturing	December 2019	131,331	13.9%	$2,669,642	$20.33	13.0%

(1)	Tenant listed in the above table is not subject to any early termination options or renewal options.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(3)	Invensense, Inc. executed a lease for an additional 29,357 square feet commencing on November 1, 2014 and expiring on December 31, 2019.

Concourse Lease Expirations

The following table sets forth the lease expirations for leases in place at Concourse as of September 30, 2014, plus available space, for the fourth quarter of 2014 and for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of September 30, 2014, the weighted average remaining lease term for this property was 42 months without giving effect to uncommenced leases.

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	38,690	4.1%	$—	0.0%	$—
2014	6	17,630	1.9%	426,475	1.8%	24.19
2015	22	96,180	10.2%	2,588,229	11.1%	26.91
2016	28	140,509	14.9%	3,657,150	15.7%	26.03
2017	19	136,326	14.4%	3,956,726	16.9%	29.02
2018	9	65,154	6.9%	1,610,348	6.9%	24.72
2019	7	146,799	15.5%	3,453,749	14.8%	23.53
2020	3	156,277	16.5%	3,429,477	14.7%	21.94
2021	—	—	0.0%	—	0.0%	—
2022	—	—	0.0%	—	0.0%	—
2023	1	28,489	3.0%	809,942	3.5%	28.43
2024	1	18,388	2.0%	577,730	2.5%	31.42
Thereafter	—	—	0.0%	—	0.0%	—
Building Management Use	1	2,842	0.3%	—	0.0%	—
Signed Leases not commenced	5	97,102	10.3%	2,850,306	12.1%	29.35

Portfolio Total/Weighted Average:	102	944,386	100%	$23,360,132	100.0%	$25.79

(1)	Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Concourse Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Concourse as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
September 30, 2014	95.9%	$25.36	$26.62
December 31, 2013	83.3%	24.22	25.20
December 31, 2012	60.0%	26.03	25.17
December 31, 2011	61.4%	25.33	25.77
December 31, 2010	60.0%	26.23	26.30
December 31, 2009	85.1%	31.58	30.98

(1)	Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Concourse consists of three real estate tax parcels located in Santa Clara County, and one personal property account. Fiscal year 2014 real estate taxes are $2.5 million, based upon assessed value of $202.9 million. The fiscal year 2014 real estate tax rate is $1.2301 per $1,000 of assessed value. Direct assessments are $99,542. Personal property taxes are $458, based upon an assessment of $37,404 and a tax rate of $1.2257 per $1,000 of assessed value. Total 2014 fiscal year tax expenses are $2.6 million.

Towers at Shore Center, Redwood Shores, CA

Towers at Shore Center is a two-building office project located in Redwood Shores, California. The property was built in 2002 and features two superb Class A office buildings, one eight-stories and one six-stories, which are considered the finest quality office buildings in the submarket. In total, the project contains 334,483 net rentable square feet situated on approximately 14 acres with approximately 1,000 parking spaces. The property is located in the highly-desirable Redwood Shores submarket, and has attracted many diverse, high-quality tenants including Weil Gotshal & Manges, Caritas Business Services, Teachers Insurance and Annuity, Coherus Biosciences, BNBT Builders, and Colliers International.

The project is easily accessed via Highway 101, and is located across the street from the Pacific Athletic Club, a high-end fitness facility, as well as the Redwood Shores Shopping Center, which features a boutique grocery store and services such as Starbucks, Jamba Juice, Bank of America, and Amici’s, along with a host of other food services.

As of September 30, 2014, Towers at Shores Center was approximately 96.0% leased to 33 tenants operating in various industries.

Towers at Shore Center Primary Tenants

The following table summarizes information regarding the primary tenants of Towers at Shore Center as of September 30, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Weil, Gotshal & Manges LLP(3)	Legal	August 2016	101,751	30.4%	$15,640,035	$153.71	61.6%
Caritas Business Services	Public Administration	March 2018	50,327	15.0%	1,556,967	30.94	6.1%

(1)	The tenants listed in the above table are not subject to any early termination options or renewal options.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(3)	Subsequent to September 30, 2014, Weil, Gotshal & Manges LLP executed a lease renewal to extend the term of their lease to August 31, 2026 with respect to 76,278 square feet with a starting base rent of $65.00 per square foot.

Towers at Shore Center Lease Expirations

The following table sets forth the lease expirations for leases in place at Towers at Shore Center as of September 30, 2014, plus available space, for the fourth quarter of 2014 and for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of September 30, 2014, the weighted average remaining lease term for this property was 31 months without giving effect to uncommenced leases.

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	13,429	4.0%	$—	0.0%	$—
2014	1	5,680	1.7%	204,482	0.8%	36.00
2015	7	25,471	7.6%	1,214,239	4.8%	47.67
2016	9	141,263	42.3%	17,454,319	68.8%	123.56
2017	9	53,594	16.0%	2,483,853	9.8%	46.35
2018	2	55,340	16.5%	1,829,574	7.2%	33.06
2019	3	30,668	9.2%	1,697,322	6.7%	55.35
2020	1	5,143	1.5%	265,006	1.0%	51.53
2021	—	—	0.0%	—	0.0%	—

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
2022	—	—	0.0%	—	0.0%	—
2023	—	—	0.0%	—	0.0%	—
2024	1	3,895	1.2%	223,155	0.9%	57.29
Thereafter	—	—	0.0%	—	0.0%	—
Building Management Use	—	—	0.0%	—	0.0%	—
Signed Leases not commenced	—	—	0.0%	—	0.0%	—

Portfolio Total/Weighted Average:	33	334,483	100%	$25,371,950	100.0%	$79.03

(1)	Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Towers at Shore Center Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Towers at Shore Center as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
September 30, 2014	96.0%	$79.03	$72.37
December 31, 2013	95.3%	73.00	68.60
December 31, 2012	94.0%	70.05	67.71
December 31, 2011	94.8%	67.85	67.77
December 31, 2010	94.9%	66.52	67.39
December 31, 2009	85.5%	68.83	72.25

(1)	Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Tower at Shore Center consists of two real estate tax parcels located in San Mateo County, and one personal property account. Fiscal year 2014 real estate taxes are $1.3 million, based upon assessed value of $123.9 million. The fiscal year 2014 real estate tax rate is $1.107 per $1,000 of assessed value. Direct assessments are $61,003. Personal property taxes are $142, based upon an assessment of $13,020 and a tax rate of $1.0953 per $1,000 of assessed value. Total 2014 fiscal year tax expenses are $1.4 million.

Competition

The Target Properties compete for tenants based on a number of factors, including location, rental rates, security, management’s flexibility and expertise to design space to meet prospective tenants’ needs and the manner in which each property is operated, maintained and marketed.

Risk Factors

There are a number of significant risks related to the purchase, including the risk factors enumerated below and the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Risk Factors Related to the Transaction

The issuance of shares of our common stock in the transaction or upon exchange of common units received in the transaction will have a dilutive effect on our common stock and will reduce your percentage interest in our earnings, voting power and market value.

The equity portion of the transaction consideration consists of up to an aggregate of 63,474,791 shares of our common stock and common units (subject to adjustment as described below). The number of shares of our common stock to be issued to the Seller Parties upon completion of the transaction will be equal to approximately 9.8% of the then total issued and outstanding shares of our common stock and the remainder of the Equity Consideration will consist of common units. The issuance of shares of our common stock in the transaction will have a dilutive effect on our common stock and will reduce the relative percentage interests of current common stockholders in our earnings, voting power and market value.

Additionally, part of the equity portion of the transaction consideration will be paid in common units, which may have a dilutive effect on our common stock. Holders of common units have the right to require the redemption of part or all of their outstanding common units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to certain restrictions on ownership and transfer of our common stock. If the Seller Parties exercise their redemption rights and part or all of their outstanding common units are exchanged for shares of our common stock, such exchange will have a dilutive effect on our common stock and reduce the relative percentage interests of existing common stockholders in our earnings, voting power and market value.

The public resale by the Seller Parties of common stock issued in the transaction or issuable upon exchange of common units received in the transaction, or the perception that such resales could occur, could adversely affect the per share trading price of our common stock following completion of the transaction.

None of the shares of common stock or common units that will be issued to the Seller Parties upon completion of the transaction will initially be registered under the Securities Act, and such securities will only be able to be resold pursuant to an effective registration statement or an applicable exemption from registration under federal and state securities laws. Upon the completion of the transaction, the Seller Parties will enter into the Stockholders Agreement with us and the Operating Partnership, pursuant to which they will agree generally to not to transfer or sell any shares of common stock or common units to be issued in connection with the transaction prior to November 1, 2015. The restrictions on transfer and sale contained in the Stockholders Agreement will terminate with respect to 50% of the securities to be issued to the Seller Parties on November 1, 2015 and with respect to the remaining 50% of such securities on March 1, 2016. In the event that the Seller Parties elect to terminate their right to designate nominees for election as directors to the Board (i) prior to November 1, 2015, the restriction on transfer and sale contained in the Stockholders Agreement will terminate on November 1, 2015 with respect to all securities issued to the Seller Parties in connection with the transaction, or (ii) after November 1, 2015 but before March 1, 2016, any remaining restrictions on transfer or sale will terminate on the earlier of March 1, 2016 or thirty days following the Seller Parties’ election.

Upon the completion of the transaction, we will enter into the Registration Rights Agreement with the Seller Parties or their designated affiliates receiving the Equity Consideration, pursuant to which we will agree to register for resale all of the shares of common stock to be issued to the Seller Parties or such designated affiliates and any shares of common stock issuable upon the exchange of common units issued in the transaction. In addition, if we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock, the Seller Parties will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations.

If all or a substantial portion of the shares of our common stock issued in the transaction or shares of common stock issuable upon exchange of common units issued in the transaction are resold into the public markets or if there is a perception that such resales could occur, the per share trading price of our common stock could be adversely affected, and our ability to raise additional capital through the sale of our equity securities in the future may be adversely affected.

If the transaction does not occur, we may incur payment obligations to the Seller Parties.

If the Purchase Agreement is terminated because our stockholders do not approve the Equity Issuance, we will be obligated to pay the Seller Parties up to $14 million in expense reimbursement. If the Purchase Agreement is terminated under certain other circumstances, we will be obligated to pay the Seller Parties a termination fee of up to $120 million, net of certain expense reimbursements.

Failure to complete the transaction in a timely manner could negatively affect our ability to achieve the benefits associated with the transaction and could negatively affect our share price and future business and financial results.

The transaction is currently expected to close during the first half of 2015, assuming that all of the conditions in the Purchase Agreement are satisfied or waived. The Purchase Agreement provides that either the Buyer Parties or the Seller Parties may terminate the Purchase Agreement if the closing of the transaction has not occurred by 11:59 p.m. New York time on July 3, 2015. Certain events outside our control may delay or prevent the consummation of the transaction. Delays in consummating the transaction or the failure to consummate the transaction at all may result in our incurring significant additional costs in connection with such delay or termination of the Purchase Agreement and/or failing to achieve the anticipated benefits associated with the transaction. We cannot assure you that the conditions to the completion of the transaction will be satisfied or waived or that any adverse effect, event, development or change will not occur, and we cannot provide any assurances as to whether or when the transaction will be completed.

To complete the transaction, our stockholders must approve the Equity Issuance. In addition, the Purchase Agreement contains additional closing conditions, which may not be satisfied or waived. Delays in consummating the transaction or the failure to consummate the transaction at all could negatively affect our future business and financial results, and, in that event, the market price of our common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the transaction will be consummated. If the transaction is not consummated for any reason, our ongoing business could be adversely affected, and we will be subject to several risks, including:

•	the payment by us of certain costs, including termination fees and expense reimbursements ranging from $14 million to $120 million under certain circumstances as well as costs relating to the transaction, such as legal, accounting, financial advisory, filing, printing and mailing fees; and

•	the diversion of management focus and resources from operational matters and other strategic opportunities while working to consummate the transaction.

If the transaction is not consummated, we will not achieve the expected benefits thereof and will be subject to the risks described above, any of which could affect our share price and future business and financial results.

The pendency of the transaction could adversely affect the business and operations of Hudson and the Target Properties.

In connection with the pending transaction, some current or prospective tenants, lenders, joint venture partners or vendors of Hudson or the Seller Parties may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of Hudson and of the Target Properties, regardless of whether the transaction is completed. In addition, under the Purchase Agreement, both the Buyer Parties and the Seller Parties are subject to certain restrictions on the conduct of their respective businesses prior to completing the transaction. These restrictions may prevent the parties from pursuing certain strategic transactions, undertaking certain significant capital projects, undertaking certain significant financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

We will incur significant non-recurring costs in connection with the transaction.

We expect to incur a number of non-recurring costs associated with transferring and integrating the Target Properties into our business, including any planned renovation, development or lease-up of such properties. Under the terms of the Purchase Agreement we are obligated to pay all expenses incurred in connection with the transaction at closing (subject to certain exceptions). The majority of non-recurring expenses relating to the transaction are comprised of transaction costs, costs of transferring the Target Properties and costs related to formulating integration plans. We expect that approximately $50.6 million will be incurred to complete the transaction although additional unanticipated costs may be incurred in the integration of the Target Properties into our business. As of December 19, 2014, we have incurred $12.4 million in non-recurring costs in connection with the transaction which does not include any fees for which we will need to reimburse the Seller Parties or others at the closing of the transaction.

There can be no assurance that we will be able to obtain financing for the funds necessary to pay the cash portion of the transaction consideration on acceptable terms, in a timely manner, or at all.

Our obligation under the Purchase Agreement to consummate the transaction is not conditioned on us obtaining any financing for the transaction. In connection with the transaction, we have obtained commitments for up to $1.75 billion under a 364-day senior unsecured bridge loan facility to finance the cash portion of the transaction consideration, subject to certain conditions. We are also pursuing a number of financing options, and anticipates that the funds needed to complete the transaction will be derived from a combination of (i) our available cash on hand and/or that of the Operating Partnership, (ii) proceeds from the sale of equity interests in, or assets of, certain wholly or partially owned subsidiaries, (iii) the issuance and sale of our common and/or preferred stock and/or limited partnership interests in the Operating Partnership and (iv) debt financing, which may include, without limitation, some combination of the following: (a) a senior unsecured bridge loan facility, (b) the issuance of senior unsecured notes or other debt securities, (c) borrowings under the Operating Partnership’s existing corporate credit facility and/or an upsizing thereof, including pursuant to the incremental feature thereof, (d) secured asset level financing and/or (e) other commercial or institutional bank loans.

There can be no assurance that we will satisfy the conditions needed to enter into the committed 364-day senior unsecured bridge loan facility, or that we will be able to obtain alternative financing on acceptable terms, in a timely manner or at all. If we utilize the committed 364-day senior unsecured bridge loan facility, we would need to refinance such indebtedness within one year and there can be no assurance that we would be able to do so on acceptable terms, in a timely manner or at all, particularly since we would only utilize our committed 364-day senior unsecured bridge facility if alternative financing on better terms was not available to us. Our committed 364-day senior unsecured bridge facility contains provisions that are not favorable to us, including a duration fee that is payable every 90 days after the funding of the bridge and that steps up over time as well as mandatory prepayment requirements for, among other things, debt and equity issuances and asset sales. If we are unable to obtain the funds necessary to pay the cash portion of the transaction consideration, we may not be able to complete the transaction and may be required to pay the Seller Parties a termination fee of up to $120 million.

The equity portion of the transaction consideration will not be adjusted in the event of any change in our stock price.

The equity portion of the transaction consideration consists of an aggregate of up to 63,474,791 shares of our common stock and common units, subject to reduction as set forth in the Purchase Agreement. The number of shares of our common stock to be delivered to the Seller Parties upon completion of the transaction will be equal to approximately 9.8% of the total issued and outstanding shares of our common stock, and the remainder of the Equity Consideration will consist of common units. The aggregate number of shares of common stock and common units will not be adjusted for changes in the market price of our common stock. Changes in the market price of our common stock, which may result from a variety of factors (many of which are beyond our control), will affect the value of the transaction consideration that the Seller Parties will receive upon consummation of the transaction. As a result, prior to the consummation of the transaction, you will not know the exact value of the shares of common stock and the common units that the Seller Parties will receive upon the consummation of the transaction.

Certain of the Target Properties are subject to ground leases, pursuant to which the lessors have consent rights that if not granted may prevent us from acquiring such properties.

Certain of the Target Properties are subject to ground leases with unaffiliated third party ground lessors, pursuant to which such lessors have consent rights that, if not granted or waived, may prevent us from acquiring such properties. There can be no assurance that the Seller Parties will be able to obtain the consents required to consummate the transfer of such properties to us pursuant to the Purchase Agreement. In the event that we are unable to acquire the properties that are subject to ground leases due to a failure to obtain ground lessor consent, the total consideration to be paid in the transaction will be adjusted; however, such reduction in consideration may not be commensurate with the lost actual or anticipated benefits of acquiring such properties. In addition, if we are unable to acquire one or more of the Target Properties for the reasons described above, we may not realize the operating efficiencies that may otherwise be achieved and the overall size, geographic footprint, tenant mix and other attributes of the portfolio of properties to be acquired in the transaction may not be as we anticipated.

The Target Properties may be subject to environmental liabilities, for which we may become responsible.

Certain of the Target Properties that are ground-leased from Stanford University have been subject to environmental investigation and remediation for many years, including soil removal, groundwater remediation and monitoring. These activities are ongoing at certain sites and will continue into the foreseeable future. At other sites, only monitoring is required. At present, these activities do not interfere with the leasing and operation of the properties, but could do so if agency requirements or remediation requirements change. Also, these activities could cause additional expense if the properties are redeveloped or renovated by us. The parties responsible for remediation are typically former tenants that engaged in electronic manufacturing and caused the release of chlorinated compounds and other contaminants. If the responsible parties become unable to meet these remediation obligations, it is possible that we could become responsible for them.

Screening for vapor intrusion is underway on several of the Target Properties. These screenings are monitored by either the San Francisco Regional Water Quality Control Board or the Department of Toxic Substances Control and are the responsibility of prior tenants. If the responsible parties are unable to meet any required remediation obligations, it is possible that we could become responsible for them. Also, we could be the subject of claims associated with indoor air exposure. Further, certain of the Target Properties have known asbestos-containing materials. We could incur abatement costs associated with testing for and remediating any asbestos issues and could be subject of claims associated with exposure to asbestos.

We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to our stockholders or that such costs or other remedial measures will not have an adverse effect on our financial condition, results of operations, cash flow and the per share trading price of our securities. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

Risk Factors Following the Transaction

Blackstone may exercise significant influence over us.

Upon completion of the transaction, Blackstone is expected to beneficially own 9.8% of our outstanding common stock and an approximate 48% interest in our Company on a fully diluted basis (including common units). Consequently, Blackstone may be able to significantly influence the outcome of matters submitted for stockholder action, including approval of significant corporate transactions, such as amendments to our governing documents, business combinations, consolidations and mergers. In addition, concurrently with the completion of the transaction, the partnership agreement of the Operating Partnership will be amended to, among other things, provide that holders of common units will be entitled to vote to approve the consummation of certain change of control and other transactions that are required to be approved by Hudson’s stockholders. The right of the holders of common units to vote to approve any such transactions will remain in effect for so long as Blackstone owns at least 9.8% of the aggregate number of shares of common stock and common units that Blackstone receives as the Equity Consideration in the transaction.

Further, under the Purchase Agreement, we have agreed to increase the size of our Board from nine to twelve members, and if the transaction is consummated, entities controlled by Blackstone will have the right to designate three of our director nominees for so long as those entities beneficially own more than 50% of the total number of shares of common stock and common units to be acquired as the Equity Consideration in the transaction. This right to designate director nominees (i) will be reduced to two directors on the first date on which those entities beneficially own greater than or equal to 30% but less than or equal to 50% of the total number of shares of common stock and common units to be acquired as the Equity Consideration in the transaction, (ii) will be reduced to one director on the first date on which those entities beneficially own greater than or equal to 15% but less than 30% of the total number of shares of common stock and common units to be acquired as the Equity Consideration in the transaction, and (iii) will cease altogether on the date on which those entities beneficially own less than 15% of the total number of shares of common stock and common units to be acquired as the Equity Consideration in the transaction. For so long as those entities have the right to designate at least two director nominees, Blackstone will also be entitled to appoint one such nominee then serving on the Board to serve on each committee of the Board (other than certain specified committees). As a result, Blackstone will have substantial influence on us and could exercise its influence in a manner that conflicts with the interests of other stockholders. The presence of a significant stockholder and the addition to the Board of Blackstone’s nominees may also have the effect of making it more difficult for a third party to acquire us or for our Board to discourage a third party form seeking to acquire us.

In connection with the transaction, we will incur significant additional indebtedness in order to finance the acquisition of the Target Properties, which could adversely affect us, including by decreasing our business flexibility and increasing our interest expense.

Our consolidated indebtedness as of September 30, 2014 was approximately $917.2 million (before loan premium). After giving effect to the transaction and the anticipated incurrence of indebtedness in connection therewith (and assuming the transaction were to be consummated on September 30, 2014), our indebtedness would be approximately $2.667 billion (before loan premium), assuming we finance the entire Cash Consideration (before closing costs, prorations, and credits) with indebtedness. We will have substantially increased indebtedness following completion of the transaction, which could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense. We will also incur various costs and expenses associated with the financing of the transaction. The amount of cash required to pay interest on our increased indebtedness levels following completion of the transaction and thus the demands on our cash resources will be greater than the amount of cash flows required to service our indebtedness prior to the transaction. The increased levels of indebtedness following completion of the transaction could (i) reduce access to capital, (ii) increase borrowing costs generally or for any additional indebtedness, (iii) reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes, (iv) create competitive disadvantages for us relative to other companies with lower debt levels, (v) reduce the amount of cash available to pay dividends on our common stock and (vi) increase our vulnerability to general adverse economic and industry conditions. If we do not achieve the expected benefits and cost savings from the transaction, then our ability to service our indebtedness may be adversely impacted.

Certain of the indebtedness that may be incurred in connection with the transaction could bear interest at variable interest rates. If interest rates increase, such variable rate debt would create higher debt service requirements, which could adversely affect our cash flows, our ability to pay principal and interest on our debt, our cost of refinancing our debt when it becomes due and our ability to make or sustain distributions to stockholders. Additionally, if we choose to hedge our interest rate risk, we cannot guarantee that the hedge will be effective or that the hedging counterparty will meet its obligations to us.

Moreover, we may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Our ability to arrange additional financing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. We cannot assure you that we will be able to obtain additional financing on terms acceptable to us or at all.

Our future results will suffer if we do not effectively integrate the Target Properties and any retained employees following the transaction.

Following the transaction, we may be unable to integrate successfully the Target Properties and any retained employees and realize the anticipated benefits of the transaction or do so within the anticipated timeframe. The integration process could distract management, disrupt our ongoing business or result in inconsistencies in our operations, services, standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with our tenants, lenders, joint venture partners, vendors and employees or to achieve all or any of the anticipated benefits of the transaction.

The market price of our common stock may decline as a result of the transaction.

The market price of our common stock may decline as a result of the transaction if we do not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the transaction on our financial results is not consistent with the expectations of financial or industry analysts. The transaction is expected to be accretive to funds from operations per share, or FFO per share, in 2015. The extent and duration of any accretion will depend on several factors, including the amount of transaction-related expenses that are charged against our earnings. If expenses charged against earnings are higher than we expected, the amount of accretion in 2015 could be less than currently anticipated and the transaction may not turn out to be accretive (or may be less accretive than currently anticipated). In such event, the price of our common stock could decline.

In addition, if the transaction is consummated, we will own and operate a significantly larger portfolio than at present, with a different mix of properties, geographic concentration, risks and liabilities. Current holders of our common stock may not wish to continue to invest in us if the transaction is consummated or for other reasons may wish to dispose of some or all of their investment. If, following the consummation of the transaction, there is selling pressure on our common stock that exceeds demand at the market price, the price of our common stock could decline. Further, the transaction is expected to be dilutive to adjusted funds from operations per share in 2015, which could cause the price of our common stock to decline.

The agreements that will govern the indebtedness to be incurred or assumed in connection with the transaction are expected to contain various covenants imposing restrictions on us and certain of our subsidiaries that may affect our ability to operate our businesses.

The agreements that will govern the indebtedness to be incurred or assumed in connection with the transaction are expected to contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict our ability and that of certain of our subsidiaries to, among other things, have liens on property, incur additional indebtedness, make loans, advances or other investments, make non-ordinary course asset sales, and/or merge or consolidate with any other person or sell or convey certain of our assets to any one person. In addition, some of the agreements that govern the debt financing are expected to contain financial covenants that will require us to maintain certain financial ratios. Our ability to comply with these provisions may be affected by events beyond our control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate our repayment obligations.

We cannot assure you that Hudson will be able to continue paying dividends at the current rate.

We intend to make distributions each taxable year (not including a return of capital for United States federal income tax purposes) equal to at least 90% of our taxable income and intends to pay regular quarterly dividends to our stockholders. However, holders of our common stock may not receive the same quarterly dividends following the transaction for various reasons, including the following:

•	as a result of the transaction and the issuance of the common stock and common units in connection with the transaction, the total amount of cash required for us to pay dividends at our current rate will increase; and

•	Hudson may not have enough cash to pay such distributions due to changes in our cash requirements, indebtedness, interest costs, capital spending plans, cash flows or financial position.

The risks associated with implementing our long-term business plan and strategy following the transaction may be different from the risks related to our business with respect to our existing property portfolio.

Our ability to execute our long-term business plan and strategy following the acquisition of the Target Properties may be different from the execution risks related to our business solely with respect to our existing real property portfolio. Such risks may include unforeseen delays or an inability to renew leases, lease vacant spaces or re-let spaces as leases expire. In addition, we may be required to make rent or other concessions and/or incur significant capital expenditures to improve both our existing properties as well as the Target Properties in order to retain and attract tenants, causing our financial condition, results of operation, cash flow and trading price of our common stock to be adversely affected.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Hudson Pacific Properties, Inc., effective as of January 10, 2015

Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, or SEC, on March 3, 2014, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON PACIFIC PROPERTIES, INC.

Date: January 12, 2015

	By:	/S/ MARK T. LAMMAS
Name: Mark T. Lammas
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Hudson Pacific Properties, Inc., effective as of January 10, 2015